Exhibit 10.2

GOODRICH PETROLEUM

AMENDED AND RESTATED

OFFICER SEVERANCE PLAN

(As Amended and Restated August 22, 2018)

The Goodrich Petroleum Amended and Restated Officer Severance Plan (as amended from time to time, the “Plan”) is amended and restated effective as of August 22, 2018 (the “Effective Date”), pursuant to the authorization of the Board of Directors (“Board”) of Goodrich Petroleum Corporation (the “Company”), to provide financial security to Covered Executives in the event of an involuntary termination of employment.

The Plan as set forth herein constitutes an amendment and restatement of the Goodrich Petroleum Officer Severance Plan originally adopted by Goodrich Petroleum Company, L.L.C. (“GPC LLC”) effective as of December 12, 2006 and amended and restated effective as of December 31, 2010.

I.

DEFINITIONS AND CONSTRUCTION

1.1    Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

“Annual Base Salary” shall mean the highest annual rate of base salary of a Covered Executive in effect during the six-month period ending immediately prior to (i) a Change of Control (if one has occurred) or (ii) the Covered Executive’s Involuntary Termination, whichever results in the greater amount.

“Board” shall mean the board of directors or managers, as the case may be, of the Company or its successor.

“Bonus Amount” shall mean the annual cash bonus last awarded to the Covered Executive for the preceding fiscal year or, if greater (and applicable), the annual cash bonus awarded to the Covered Executive for the fiscal year immediately prior to the fiscal year in which a Change of Control occurs.

“Cause” shall mean any termination of a Covered Executive’s employment by the Employer by reason of the Covered Executive’s: (1) willful and continued failure to perform substantially the Covered Executive’s duties (other than any such failure resulting from the Covered Executive’s incapacity due to a physical or mental illness) after written notice of such failure has been given to the Covered Executive by the Committee specifying in detail such failure and the Covered Executive has had a reasonable period (not to exceed 30 days) to correct such failure; (2) conviction (or plea of nolo contendere) for any felony or any other crime which involves moral turpitude; or (3) gross negligence or willful misconduct in the performance of the Covered Executive’s duties; provided, however, that no act or failure to act on the part of the Covered Executive shall be considered “gross negligence” or “willful misconduct” if done or omitted to be done by the Covered Executive in good faith and in the reasonable belief that such act or failure to act was in the best interest of the Employer or its affiliates.

“Change in Duties” shall mean the occurrence, on or within 18 months after the date upon which a Change of Control occurs, of any one or more of the following:

(1)    a material reduction in the duties or responsibilities of a Covered Executive from those applicable to him immediately prior to the date on which the Change of Control occurs;

(2)    a material reduction in a Covered Executive’s annual rate of base salary in effect immediately prior to the Change of Control; or

(3)    a change in the location of a Covered Executive’s principal place of employment by more than 50 miles from the location where he was principally employed immediately prior to the date on which the Change of Control occurs, unless such relocation is agreed to in writing by the Covered Executive; provided, however, that a relocation scheduled prior to the date of the Change of Control shall not constitute a Change in Duties.

“Change of Control” shall mean the occurrence of any of the following events:

(1)    the consummation of any transaction (including, without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any individual, entity, group or “person” (as such term is used in Sections 13(d)(3) and 14(d)(2), of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, a subsidiary thereof or an employee benefit plan of either, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of stock and/or securities representing 50% or more of the combined voting power of the then outstanding voting securities of the Company,

(2)    a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the non-executive directors are Incumbent Directors. “Incumbent Directors” shall mean non-executive directors who either (A) are non-executive directors as of December 31, 2010, or (B) are elected, or nominated for election, thereafter to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors,

(3)    the consummation of the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company), unless, following such transaction, all or substantially all of the persons who were the beneficial owners of the outstanding voting stock and securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding voting stock and securities of the entity resulting from such transaction in substantially the same proportions as immediately prior to such transaction, or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control must also be a “change of control” as defined in Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Board; however, the Board may delegate all or part of its authority under the Plan to the Board of Directors of the Company or to any executive of the Company , GPC LLC or any other Employer, as it may choose.

“Covered Executive” shall mean an executive who (i) is a senior vice president or a vice president of an Employer, and (ii) does not have a written employment or severance agreement with the Employer. For purposes of this Plan, any adverse change in a Covered Executive’s status as being a senior vice president or vice president of an Employer that occurs within six months prior to his Involuntary Termination shall be disregarded.

“Employer” shall mean the Company, GPC LLC and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Executive Officer” shall mean an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, provided such individual has been appointed by the Board accordingly.

“Health Benefit Coverages” shall mean coverage under each group health plan sponsored or contributed to by an Employer for its similarly situated active executives.

“Involuntary Termination” shall mean any termination of the Covered Executive’s employment with the Employer that results from either:

(1)    a termination (whether before, on or following a Change of Control) by the Employer other than for Cause; or

(2)    a Qualified Termination by the Covered Executive on or within 18 months following a Change of Control;

provided, however, that the term ‘Involuntary Termination’ shall not include: (i) a termination by the Employer for Cause; (ii) any termination as a result of the Covered Executive’s death or a disability under circumstances entitling him to disability benefits under the standard long-term disability plan of the Employer; (iii) any termination as a result of the Covered Executive declining to accept an offer of comparable employment from a successor employer; or (iv) any voluntary resignation or retirement by the Covered Executive. For purposes of clause (iii), “comparable employment” shall mean employment that would not result in a Change in Duties for the Covered Executive.

“Qualified Termination” shall mean that, within 60 days of the Covered Executive receiving notice of, or learning of, a Change in Duties, the Covered Executive gives written notice of such Change in Duties to the Committee and the Employer fails to remedy such Change in Duties within 30 days of the Committee’s receipt of the notice thereof from the Covered Executive. If the Employer fails to remedy the Change in Duties event during such 30-day “cure” period, the Covered Executive’s employment shall terminate due to a Change in Duties immediately following the end of the 30-day “cure” period. If the Employer remedies the Change in Duties event within such 30-day period, then the event giving rise to the Covered Executive’s notice shall not constitute a Change in Duties and the Covered Executive’s employment shall continue.

“Release” shall mean a general release, substantially in the form attached hereto, from the Covered Executive that releases the Company and its affiliates from employment-related claims.

“Vesting Continuation Period” shall mean, as applicable, (i) if a Covered Executive who is an Executive Officer experiences an Involuntary Termination on or before December 31, 2018, the period beginning on the date of the Involuntary Termination and ending on December 31, 2019 or (ii) if a Covered Executive who is an Executive Officer experiences an Involuntary Termination after December 31, 2018, the period beginning on the date of the Involuntary Termination and ending on the date that is 12 months following the date of the Involuntary Termination.

1.2    Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

1.3    Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

II.

SEVERANCE BENEFITS

2.1    Post Change of Control Severance Payments. Subject to the further provisions of (i) this Article II, including Section 2.3, and (ii) Sections 4.10 and 4.12, if a Covered Executive incurs an Involuntary Termination on or within 18 months following a Change of Control, then, as soon as practical following his Release becoming irrevocable, but not later than 10 days after such date, such Covered Executive shall be entitled to the following severance benefits:

(a)    a lump sum cash payment equal to (i) if the Covered Executive is an Executive Officer or a senior vice president of an Employer, two times the sum of his Annual

Base Salary and Bonus Amount, or (ii) if the Covered Executive is a vice president of an Employer but is not an Executive Officer, the sum of his Annual Base Salary and Bonus Amount;

(b)    if, following his Involuntary Termination, the Covered Executive timely elects COBRA continuation coverage for the Covered Executive and, where applicable, his eligible dependents, his monthly premium for such COBRA coverage, for up to 18 months (or, in the case of a Covered Executive who is an Executive Officer, 24 months), shall be equal to the active employee monthly premium charged for similar Health Benefit Coverage (the “Subsidized COBRA Coverage”). However, if such Subsidized COBRA Coverage for the Covered Executive would result in his coverage, or the benefits received under the health benefit plan, being taxable to the Covered Executive, the Employer shall take all actions necessary to make the Covered Executive “whole” on an after-tax basis for any such adverse tax consequences. If at any time on or after the Covered Executive’s Involuntary Termination any health benefit plan in which he is continuing his coverage pursuant to this Section 2.1(b) either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, other than as provided below, prior to the end of the period of Subsidized COBRA Coverage, then the Employer shall pay the Covered Executive timely an amount of cash necessary for the Covered Executive to obtain for the period of Subsidized COBRA Coverage then remaining substitute coverage that is substantially equivalent to the coverage that was provided to the Covered Executive before such termination, plus, if applicable, a gross-up payment to reflect the loss of any tax benefits associated with his “loss” of employer-provided health plan coverage benefit(s). Notwithstanding the foregoing, the period of Subsidized COBRA Coverage shall immediately terminate upon the Covered Executive’s obtainment of new employment and his eligibility for group health plan coverage from his new employer (with the Covered Executive being obligated hereunder to promptly report such eligibility to the Employer); and

(c)    a lump sum cash payment equal to the sum of (i) his earned, but unpaid, annual base salary up to the date of his Involuntary Termination and (ii) any accrued, but untaken, vacation time or paid-time off.

2.2    Pre-Change of Control Severance Payments. Subject to the further provisions of (i) this Article II, including Section 2.3, and (ii) Sections 4.10 and 4.12, if a Covered Executive incurs an Involuntary Termination prior to a Change of Control, then, as soon as practical following his Release becoming irrevocable, but not later than 10 days after such date, such Covered Executive shall be entitled to the following severance benefits:

(a)    a lump sum cash payment equal to (i) if the Covered Executive is an Executive Officer or a senior vice president of an Employer, two times the sum of his Annual Base Salary and Bonus Amount, or (ii) if the Covered Executive is a vice president of an Employer but is not an Executive Officer, 50% of the sum of his Annual Base Salary and Target Bonus Amount;

(b)    if, following his Involuntary Termination, the Covered Executive timely elects COBRA continuation coverage for the Covered Executive and, where applicable, his eligible dependents, his monthly premium for such COBRA coverage, for up to six months (or, in the case of a Covered Executive who is an Executive Officer, 24 months), shall be equal to the

Subsidized COBRA Coverage. However, if such Subsidized COBRA Coverage for the Covered Executive would result in his coverage, or the benefits received under the health benefit plan, being taxable to the Covered Executive, the Employer shall take all actions necessary to make the Covered Executive “whole” on an after-tax basis for any such adverse tax consequences. If at any time on or after the Covered Executive’s Involuntary Termination any health benefit plan in which he is continuing his coverage pursuant to this Section 2.2(b) either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, other than as provided below, prior to the end of the period of Subsidized COBRA Coverage, then the Employer shall pay the Covered Executive timely an amount of cash necessary for the Covered Executive to obtain for the period of Subsidized COBRA Coverage then remaining substitute coverage that is substantially equivalent to the coverage that was provided to the Covered Executive before such termination, plus, if applicable, a gross-up payment to reflect the loss of any tax benefits associated with his “loss” of employer-provided health plan coverage benefit(s). Notwithstanding the foregoing, the period of Subsidized COBRA Coverage shall immediately terminate upon the Covered Executive’s obtainment of new employment and his eligibility for group health plan coverage from his new employer (with the Covered Executive being obligated hereunder to promptly report such eligibility to the Employer); and

(c)    a lump sum cash payment equal to the sum of (i) his earned, but unpaid, annual base salary up to the date of his Involuntary Termination and (ii) any accrued, but untaken, vacation time or paid-time off.

2.3    Treatment of Equity Awards.

(a)    Subject to (i) the further provisions of this Article II, including Section 2.3, and (ii) compliance with the non-competition and non-solicitation covenants attached hereto as Exhibit A, if a Covered Executive who is an Executive Officer incurs an Involuntary Termination prior to a Change of Control, (A) the portion of any unvested and unearned restricted stock (or restricted stock unit) awards held by the Covered Executive vesting solely pursuant to the passage of time and continued services and granted pursuant to the Company’s Management Incentive Plan (or other equity compensation plan) (the “Restricted Stock”) that would, but for the Covered Executive’s termination, vest during the Vesting Continuation Period will immediately vest on the date of the Involuntary Termination, and (B) any unearned performance awards held by the Covered Executive to be settled in common stock of the Company, conditioned upon the achievement of performance targets and granted pursuant to the Company’s Management Incentive Plan (or other equity compensation plan) (the “Performance Shares”) will (1) be prorated by multiplying the number of Performance Shares by a fraction (no greater than one) the numerator of which is the number of months in the period beginning on the date of grant of the Performance Shares and ending on last day of the Vesting Continuation Period and the denominator of which is the number of months in the performance period under the Performance Shares (with the remainder of the Performance Shares being immediately forfeited to the Company for no consideration upon the Covered Executive’s termination of employment) and (2) such reduced award will vest, if at all, based on the achievement of the performance goals set forth in each outstanding Performance Share award utilizing a shortened performance period under the award ending on the date of the Involuntary Termination; provided, however, that the preceding sentence is not intended to modify the vesting provisions applicable to either the “Grant of Restricted Stock (Secondary Exit Award; UCC Warrant Exercise)” or the “Grant of Restricted Stock (Secondary Exit Award: 2L Note Conversion)” (together the “Emergence Awards”).

(b)    Notwithstanding Section 2.3(a), subject to (i) the further provisions of this Article II, including Section 2.3, and (ii) compliance with the non-competition and non-solicitation covenants attached hereto as Exhibit A, if a Covered Executive who is an Executive Officer incurs an Involuntary Termination on or within 18 months following a Change of Control, any unvested and unearned Restricted Stock held by the Covered Executive will immediately vest in full. Nothing contained in this Section 2.3(b) is intended to modify the vesting provisions applicable to the Emergence Awards.

(c)    Notwithstanding anything contained herein to the contrary, upon a Change of Control, any unearned Performance Shares held by a Covered Executive who is an Executive Officer will immediately vest, if at all, based on the achievement of the performance goals set forth in each outstanding Performance Share award utilizing a shortened performance period under the award ending on the date of the Change of Control. Nothing contained in this Section 2.3(c) is intended to modify the vesting provisions applicable to the Emergence Awards.

(d)    If the employment of a Covered Executive who is an Executive Officer is terminated for any reason or no reason prior to the vesting of the Emergence Awards they will be automatically forfeited to the Company for no consideration upon such termination. In the event a Covered Executive violates any of the terms of the non-competition and non-solicitation covenants set forth on Exhibit A, the Covered Executive will automatically forfeit to the Company for no consideration all outstanding unvested equity and equity-based compensation awards related to the common stock of the Company. After giving effect to any accelerated or continued vesting pursuant to the foregoing provisions of this Section 2.3, any outstanding unvested equity and equity-based compensation awards related to the common stock of the Company (which awards did not vest pursuant to the foregoing provisions of this Section 2.3) will immediately be forfeited to the Company for no consideration.

(e)    Notwithstanding the terms of any outstanding agreements evidencing Restricted Stock or Performance Shares, (1) if the employment of a Covered Executive who is an Executive Officer is terminated for any reason other than pursuant to a Involuntary Termination prior to the vesting of the Restricted Stock or Performance Shares, the Restricted Stock and Performance Shares will be forfeited to the Company for no consideration upon such termination, and (2) Section 3(c) of all outstanding agreements evidencing Restricted Stock or Performance Shares is hereby deleted such that the occurrence of a Change of Control (as defined in the Company’s Management Incentive Plan) will not automatically result in accelerated vesting of the Covered Executive’s Restricted Stock or Performance Shares or the shortening of the performance period under the Covered Executive’s Performance Shares. This Section 2.3 is intended to amend the outstanding Restricted Stock and Performance Share agreements for each Covered Executive who is an Executive Officer to modify, in the manner described in the foregoing provisions of this Section 2.3, the provision of accelerated vesting with respect to the Covered Executive’s outstanding Restricted Stock and Performance Shares and such additional agreements are hereby deemed amended without the need to execute any further documents.

2.4    Release and Full Settlement. Anything in this Plan to the contrary notwithstanding, as a pre-condition to the receipt of any severance payments or benefits under Sections 2.1(a) and (b), Sections 2.2(a) and (b), Section 2.3(a) or Section 2.3(b) above, whichever is applicable, a Covered Executive whose employment has been subject to an Involuntary Termination must execute a Release, in substantially the form attached hereto as Attachment A, releasing the Board, the Committee, the Plan’s fiduciaries and administrators, the Employers, the Company and their respective subsidiaries, affiliates, shareholders, partners, officers, directors, executives and agents (the “Released Parties”) from any and all claims and causes of action of any kind or character, including, but not limited to, all claims or causes of action arising out of such Covered Executive’s employment with any of the Released Parties or the termination of such employment and deemed amendment of the outstanding Restricted Stock and Performance Share agreements as described in Section 2.3, but excluding (i) all vested benefits the Covered Executive may have under any employee benefit plan, program or arrangement of the Employer or an affiliate that is subject to ERISA and (ii) any payments and benefits to which he is entitled to receive under this Plan as a result of the Release becoming irrevocable. The Employer’s performance of its obligations hereunder and the receipt of the benefits provided hereunder by such Covered Executive shall constitute full settlement of all such released claims and causes of action. To be entitled to receive benefits pursuant to Sections 2.1(a) and (b), Sections 2.2(a) and (b), Section 2.3(a) or Section 2.3(b), as applicable, such Release (i) must be executed by the Covered Executive not later than 45 days following the date the Release is provided to the Covered Executive, which must be within five days following his Involuntary Termination, and (ii) must have become irrevocable.

2.5    No Mitigation. A Covered Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Covered Executive as the result of employment by another employer, except as provided in Section 2.1(b) or Section 2.2(b) with respect to his eligibility for coverage under a new employer’s group health plan. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which a Covered Executive is otherwise entitled.

2.6    Severance Pay Plan Limitation. This Plan is intended to be an employee welfare benefit plan within the meaning of section 3(1) of ERISA and the Department of Labor regulations promulgated thereunder. Therefore, anything in the Plan to the contrary notwithstanding, in no event shall any Covered Executive receive total severance payments hereunder that exceed the equivalent of twice such Covered Executive’s “annual compensation” (as such term is defined in 29 CFR § 2510.3-2(b)(2)) during the year immediately preceding his Involuntary Termination. If total severance payments made hereunder to a Covered Executive would otherwise exceed the limitation in the preceding sentence, the amount payable to such Covered Executive shall be reduced as necessary to satisfy such limitation.

III.

ADMINISTRATION OF PLAN

3.1    Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:

(a)    to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)    to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;

(c)    to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)    to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Executive’s employment and the cause of such termination and the amount of such payment or benefit);

(e)    to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(f)    to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g)    to sue or cause suit to be brought in the name of the Plan; and

(h)    to obtain from the Employer and from Covered Executives such information as is necessary for the proper administration of the Plan.

3.2    Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.

3.3    Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4    Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5    Claims Procedure. Any Covered Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Covered Executive who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by a Covered Executive is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:

(a)    state the specific reason or reasons for the denial or modification;

(b)    provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c)    provide a description of any additional material or information necessary for the Covered Executive or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

(d)    explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Covered Executive or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Executive or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Executive and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Executive and his representative, if any, prior to the commencement of the extension period. Any legal action with respect to a claim for

Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.

IV.

GENERAL PROVISIONS

4.1    Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.

4.2    Cost of Plan. Except as provided in Section 2.1(b) and Section 2.2(b) with respect to the active employee monthly premium charged for Health Benefit Coverages, the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Executives.

4.3    Plan Year. The Plan shall operate on a calendar year basis.

4.4    Participating Employers. GPC LLC shall be an Employer. The Committee may designate any other affiliate of GPC LLC eligible by law to participate in this Plan as also being an Employer by written instrument delivered to the Secretary of the Company and the other designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its executives, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the written consent of such Employer. Notwithstanding anything herein to the contrary, if a Covered Executive’s employment is transferred to an affiliate of the Employer that has not been designated an “Employer” under the Plan, for purposes of this Plan, during the six-month period following such transfer such affiliate shall be deemed to be an Employer for all purposes with respect to such transferred Covered Executive.

4.5    Amendment and Termination. The term of the Plan, as amended and restated hereby, shall continue through the third anniversary of the Effective Date, and automatically shall then terminate unless the Board takes action prior to such third anniversary of the Effective Date to provide that the term of the Plan shall be extended. Subject to the following paragraph, the Board may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of a Covered Executive who has incurred an Involuntary Termination prior to such amendment or termination of the Plan.

Notwithstanding the foregoing, if a Change of Control occurs during the term of the Plan, the Plan may not be terminated or amended on or within 18 months following the Change of Control to adversely affect the participation and rights (contingent or otherwise) under the Plan of any individual who is a Covered Executive immediately prior to such Change of Control. For purposes of this Section 4.5, on and following a Change of Control a revocation of the designation of an affiliate, GPC LLC or the Company as an Employer, or a transfer of a Covered Executive’s employment to an entity that is not designated an Employer, shall be deemed to be an adverse amendment to the Plan with respect to each affected Covered Executive. The Employer’s obligation to make all payments and provide all benefits that become (or have become) payable as a result of an Involuntary Termination that occurs during such 18-month period following the Change of Control (or which occurred prior to the Change of Control) shall survive any termination of the Plan.

4.6    Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

4.7    Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8    Nonalienation. Covered Executives shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.9    Effect of Plan. Except with respect to any individual written employment or severance agreements between a Covered Executive and an Employer, the Company or an affiliate, this Plan supersedes all prior oral or written policies, plans or arrangements of the Employer or the Company covering or applying to, and all prior oral or written communications to, Covered Executives with respect to the subject matter hereof, and all such prior policies, plans or arrangements and communications are hereby null and void and of no further force and effect other than any outstanding agreements evidencing Restricted Stock or Performance Shares (which are hereby deemed amended as described herein). Further, this Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Covered Executives.

4.10    Taxes. The Employer or its successor may withhold from any amounts payable to a Covered Executive under the Plan all taxes it is required to withhold pursuant to any applicable law or regulation.

4.11    Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles, except to the extent preempted by federal law.

4.12    Section 409A Compliance.

(a)    Notwithstanding anything in Sections 2.1 or 2.2 to the contrary concerning the time of payment of any severance benefit, if the Covered Executive is a “specified employee,” as defined in Treas. Reg. § 1.409A-1(i), as of his Involuntary Termination, then to the extent any amount payable under the Plan to such Covered Executive upon or as a result of his “separation from service” under Section 2.1 or Section 2.2 would be subject to the additional tax provided by Section 409A of the Code, such amount shall not be paid to the Covered Executive until the date that is six months after the date of his Involuntary Termination (or, if earlier than the end of the six-month period, his date of death). Such payment shall be made in a lump sum on such delayed payment date and shall bear interest at the rate of 6% per annum from the date payment was otherwise to be made under Section 2.1 or Section 2.2 and the date the delayed amount is actually paid.

(b)    To the extent permitted under Section 409A and the applicable Treasury Regulations thereunder, each payment to a Covered Executive under the Plan shall be treated as a “separate payment.”

(c)    The Plan shall be construed to comply with Section 409A of the Code, to the extent applicable, and, in this regard, a “termination of employment” shall mean, and must be, a “separation from service” for purposes of Section 409A of the Code.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the Company and GPC LLC each have executed this Agreement on August 22, 2018, effective as of the Effective Date.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Chairman of the Board and Chief Executive Officer

GOODRICH PETROLEUM COMPANY, L.L.C.

By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Chairman of the Board and Chief Executive Officer

SIGNATURE PAGE TO

GOODRICH PETROLEUM

AMENDED AND RESTATED

OFFICER SEVERANCE PLAN

EXHIBIT A

NON-COMPETITION AND NON-SOLICITATION COVENANTS

1. Non-Competition and Non-Solicitation. As a condition of the Executive Officer’s employment by the Employer, and in order to protect the Employer’s trade secret and other confidential information and the Employer’s other legitimate business interests, including the Employer’s goodwill and customer and client relationships and for good and valuable consideration, including the benefits set forth in the Goodrich Petroleum Amended and Restated Officer Severance Plan to which this Exhibit A is attached, the Executive Officer covenants and agrees that, without prior written consent from the Employer, during the Prohibited Period, the Executive Officer shall not, directly or indirectly, for the Executive Officer or on behalf of or in conjunction with any person or entity of any nature:

(a)    engage or participate in competition with the Employer within the Market Area in any aspect of the Business, which prohibition shall prevent the Executive Officer from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to, or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Employer;

(b)    appropriate any Business Opportunity of the Employer located in the Market Area;

(c)    solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Employer to cease or lessen such customer’s or supplier’s business with the Employer; or

(d)    solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Employer to terminate his, her or its employment or engagement with the Employer.

Nothing herein shall prohibit the Executive Officer from being a passive owner of not more than 1% of the outstanding stock of any class of securities of any person listed on a national securities exchange which is engaged in the Business, so long as the Executive Officer has no active participation in the Business of such person and does not serve on the board of directors or similar body of such person.

2. Definitions. For purposes of these Non-Competition and Non-Solicitation Covenants, the following terms shall have the following meanings:

(a)    “Business” shall mean the business and operations that are the same or similar to those performed by the Employer for which the Executive Officer provides services or about which the Executive Officer obtains trade secrets or other confidential information of the Employer during the period that the Executive Officer is employed by the Employer, which business and operations include the exploration, development and production of natural gas and crude oil.

EXHIBIT A

(b)    “Business Opportunity” shall mean any commercial, investment or other business opportunity in the Business.

(c)    “Market Area” shall mean (i) the Haynesville Shale, the Haynesville/Bossier Shale Angelina River Trend, and the Tuscaloosa Marine Shale; (ii) the following parishes in Louisiana: Allen, Avoyelles, Beauregard, Catahoula, Concordia, East Feliciana, East Baton Rouge, Evangeline, Grant, Livingston, Pointe Coupee, Rapides, St. Helena, St. Landry, St. Tammany, Tangipahoa, Vernon, Washington, and West Feliciana; (iii) a one (1) mile area surrounding the outermost boundary of each lease or property owned by the Employer immediately prior to the point in time the Executive Officer is no longer employed by the Employer and (iv) the lands covered by any lease or property under substantial consideration or evaluation by the Employer but not yet acquired prior to the Executive Officer’s Separation from Service for which the Executive Officer provided services or about which the Executive Officer received any confidential information.

(d)    “Prohibited Period” shall mean the period during which the Executive Officer is employed by the Employer and continuing for a period of twelve (12) months following the date that the Executive Officer is no longer employed by the Employer, regardless of the reason for such separation.

3. Executive Officer Representations. The Executive Officer agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain activities, are reasonable in all respects, will not cause the Executive Officer undue hardship, and are intended and necessary to prevent unfair competition and to protect the Employer’s legitimate business interests.

4. Modification. In the event any court or arbitrator of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Exhibit A are unreasonable, then such restrictions shall be enforced to the fullest extent which such court or arbitrator deems reasonable, and the terms of this Exhibit A shall thereby be reformed.

ACCEPTED AND AGREED:

EXECUTIVE OFFICER

EXHIBIT A